Prospectus Supplement No. 2 (To Prospectus dated June 21, 2022)	Filed Pursuant to Rule 424(b)(3) File No. 333-258528

1,591,806 Shares of Common Stock

This prospectus supplement No. 2 amends and supplements the RetinalGenix Technologies Inc. prospectus dated June 21, 2022, which was filed with the Securities and Exchange Commission on June 21, 2022 (the “Prospectus”), relating to the sale by the selling stockholders named therein (the “Selling Stockholders”) of 1,591,806 shares of common stock, par value $0.0001 per share, of the Company, including 1,389,906 outstanding shares of common stock, 182,000 shares of common stock issuable upon exercise of outstanding options and 19,900 shares of common stock issuable upon exercise of outstanding warrants (collectively, the “Resale Shares”).

The Selling Stockholders will sell their Resale Shares at prevailing market prices or in privately negotiated transactions. We provide more information about how a Selling Stockholder may sell its Resale Shares in the section titled “Plan of Distribution” on page 30 of the Prospectus.

Our common stock is quoted on the OTCQB under the symbol “RTGN.” The closing price of our common stock on November 25, 2022, as reported by the OTCQB was $9.00 per share.

The Selling Stockholders and any broker-dealers that participate in the distribution of the securities may be deemed to be “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and may elect to comply with certain reduced public company reporting requirements. See the section titled “Implications of Being an Emerging Growth Company” on page 7 of the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the Securities and Exchange Commission on November 17, 2022, which is set forth below.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is November 28, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2022

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to ________________

Commission File Number: 333-258528

RETINALGENIX TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-3936890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 North McDowell Boulevard, Suite 150
Petaluma, CA	94954
(Address of principal executive offices)	(Zip Code)

(415) 578-9583

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of the issuer’s common stock, $0.0001 par value per share, outstanding at November 16, 2022 was 17,272,116.

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

RETINALGENIX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (Unaudited)	December 31, 2021
ASSETS
Current Assets
Cash	$3,632	$4,947
Total Current Assets	3,632	4,947
Equipment, net of accumulated depreciation of $25	282	-
TOTAL ASSETS	$3,914	$4,947
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	366,687	251,282
Due to Sanovas	561,870	142,721
Due to related parties	$79,534	$-
Shareholders’ notes payable	48,000	73,000
Accrued interest payable	6,799	2,619
Total Liabilities	1,062,890	469,622
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 40,000,000 shares authorized; Series F preferred stock - 3,000,000 shares designated, 0 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.0001 par value; 80,000,000 shares authorized; 16,685,746 shares issued and outstanding at September 30, 2022 and 14,221,814 shares issued and outstanding at December 31, 2021	1,724	1,423
Additional paid in capital	7,282,640	4,638,218
Accumulated deficit	(8,343,340)	(5,104,316)
Total Stockholders’ Deficit	(1,058,976)	(464,675)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,914	$4,947

The accompanying notes are an integral part of these condensed consolidated financial statements.

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RETINALGENIX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenues	$-	$-	$-	$-
Expenses:
General and administrative expenses	201,148	293,893	529,728	949,945
Research and development	198,504	200,899	491,436	565,564
Acquired in-process research and development	2,032,889	-	2,032,889	-
Stock-based compensation	70,689	55,051	180,791	252,867

Total Expenses	2,503,230	549,843	3,234,844	1,768,376

Interest expense	1,261	1,180	4,180	1,180

Net loss	$(2,504,491)	$(551,023)	$(3,239,044)	$(1,769,556)

Net loss per share - basic and diluted	$(0.15)	$(0.01)	$(0.21)	$(0.04)

Weighted average number of common shares outstanding during the period- basic and diluted	16,564,317	41,034,873	15,127,445	41,083,006

The accompanying notes are an integral part of these condensed consolidated financial statements.

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RETINALGENIX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

	Common Stock		Preferred Stock Series F		Subscription Receivable	Additional
	Shares	Par Value	Shares	Par Value	Preferred Stock	Paid-in Capital	Accumulated Deficit	Total

Balance as at December 31, 2021	14,221,814	$1,423	-	-	-	$4,638,218	$(5,104,316)	$(464,675)

Stock based compensation	-	-	-	-	-	55,051	-	55,051
Stock purchased by investors	60,500	61	-	-	-	60,439	-	60,500
Net loss	-	-	-	-	-	-	(375,199)	(375,199)

Balance as at March 31, 2022	14,282,314	1,484	-	-	-	4,753,708	(5,479,515)	(724,323)

Stock based compensation	-	-	-	-	-	55,051	-	55,051
Retirement of due to Sanovas through the issuance of shares of common stock to Sanovas Ophthalmology LLC	353,432	35	-	-	-	353,397	-	353,432
Net loss	-	-	-	-	-	-	(359,335)	(359,335)

Balance as at June 30, 2022	14,635,746	1,519	-	-	-	5,162,156	(5,838,850)	(675,175)
Stock based compensation	-	-	-	-	-	70,689	-	70,689
Exercise of warrants and options	50,000	5				49,995		50,000
Issuance of shares upon acquisition of DNA/GPS	2,000,000	200				1,999,800		2,000,000
Net loss	-	-	-	-	-	-	(2,504,491)	(2,504,491)
Balance as at September 30, 2022	16,685,746	$1,724	-	-	-	$7,282,640	$(8,343,340)	$(1,058,976)

	Common Stock		Preferred Stock Series F		Subscription Receivable	Additional
	Shares	Par Value	Shares	Par Value	Preferred Stock	Paid-in Capital	Accumulated Deficit	Total
Balance as at December 31, 2020	40,678,323	$4,067	3,000,000	$300	$(300)	$2,840,599	$(2,925,022)	$(80,356)

Stock purchased by investors	398,097	40				398,057		398,097
Stock based compensation						111,487		111,487
Net loss							(683,681)	(683,681)

Balance as at March 31, 2021	41,076,420	4,107	3,000,000	300	(300)	3,350,143	(3,608,703)	(254,453)

Stock purchased by investors	263,376	27				263,349		263,376
Stock based compensation						86,329		86,329
Exercise of warrants	13,500	1				13,499		13,500
Retirement of due to Sanovas through the issuance of shares of common stock to Sanovas Ophthalmology LLC	390,358	39				390,319		390,358
Net loss							(534,852)	(534,852)

Balance as at June 30, 2021	41,743,654	$4,174	3,000,000	$300	$(300)	$4,103,639	$(4,143,555)	$(35,742)
Stock purchased by investors	190,000	20				189,980		190,000
Stock based compensation						55,051		55,051
Deferred costs						(70,994)		(70,994)
Net loss							(551,023)	(551,023)

Balance as at September 30, 2021	41,933,654	$4,194	3,000,000	$300	$(300)	$4,277,676	$(4,694,578)	$(412,708)

The accompanying notes are an integral part of these condensed consolidated financial statements.

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RETINALGENIX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Nine Months Ended
	September 30,
	2022	2021
Cash Flows From (Used In) Operating Activities
Net loss	$(3,239,044)	$(1,769,556)
Adjustments to reconcile net loss to net cash used in operating activities
Non-cash items:
Stock based compensation expense	180,791	252,867
Acquired In-process research and development through issuance of common stock	2,000,000	-
Depreciation expense	25	-
Expenses paid by Sanovas on behalf of Company, net	772,581	569,657
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable and accrued liabilities	115,405	69,446
Increase in accrued interest	4,180	1,180
Total Adjustments	3,072,982	893,150
Net cash used in operating activities	(166,042)	(876,406)

Cash Flows (Used In) Investing Activities
Equipment purchase	(307)	-

Cash Flows From (Used In) Financing Activities
Proceeds from common stock sold, net of costs	60,500	824,265
Proceeds from exercise of warrants and options	25,000	13,500
Proceeds from shareholder notes	-	73,000
Advances from related parties	79,534	-
Net cash provided by financing activities	165,034	910,765
Net (decrease) increase in cash	(1,315)	34,359
Cash at beginning of period	4,947	2,219
Cash at end of period	$3,632	$36,578
Supplemental information:
Retirement of due to Sanovas through the issuance of common stock to Sanovas Ophthalmology LLC (Note C)	$353,432	$390,358
Offset of note payable -affiliates through the exercise of warrants	$25,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

RETINALGENIX TECHNOLOGIES INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE A – HISTORY, BUSINESS PURPOSE, LIQUIDITY AND GOING CONCERN

RetinalGenix Technologies Inc. (the “Company”), a Delaware corporation, was formed in November 2017 by Sanovas Ophthalmology, LLC (“Sanovas Ophthalmology”), a majority owned subsidiary of Sanovas Inc. (“Sanovas”), a privately held research and development incubator. At September 30, 2022, Sanovas Ophthalmology owned a majority of the outstanding stock of the Company. During the nine months ended September 30, 2022 and year ended December 31, 2021, substantially all of the operations of the Company were conducted by Sanovas, who invoices the Company for costs and expenses paid for on behalf of the Company and costs and expenses allocated to the Company for services performed on behalf of the Company.

The Company was formed to develop technologies to diagnose and treat ophthalmic disorders. The Company sublicensed certain technology initially developed by Sanovas from Sanovas Ophthalmology – See Note C. Since 2018, the Company has been developing its screening device and home monitoring and physician alert system.

In October 2021, the Company filed a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which it registered for resale shares of common stock, including shares of common stock issuable upon exercise of outstanding options and warrants. The Company did not raise any cash from the resale of the securities offered by the Registration Statement, and accordingly, the previously deferred offering costs were applied against the proceeds of the shares of common stock sold in 2021 pursuant to the Company’s previous private offering of securities.

On October 8, 2019, the Company entered into an option exchange agreement (the “Option Exchange Agreement”) with Diopsys, Inc. (“Diopsys”) pursuant to which the Company shall issue Diopsys an option to purchase up to 10% of its issued and outstanding shares of common stock and Diopsys shall grant the Company an option to purchase up to 10% of the issued and outstanding shares of common stock of Diopsys on the Closing Date (the “Option Exchange”). “Closing Date” means a date that is within 30 days of the date that all of the contingencies set forth in the Option Exchange Agreement are satisfied including, but not limited to, approval of a product by the U.S. Food and Drug Administration. In addition, pursuant to the Option Exchange Agreement, upon the closing of the Option Exchange, the Company shall enter into an exclusive distribution agreement with Diopsys pursuant to which Diopsys shall act as the Company’s exclusive distributor of such product. On February 14, 2022, the Company entered into a Termination of Option Exchange Agreement (the “Termination Agreement”) with Diopsys pursuant to which the prior Option Exchange Agreement between the Company and Diopsys dated October 8, 2019 (the “Option Exchange Agreement”) was terminated effective immediately and of no further force and effect, and neither party has any past, current or future obligations or liabilities to the other (or any other person or entity) with respect to any rights, obligations or any of the transactions contemplated in the Option Exchange Agreement. At the time of such termination, none of the conditions in the Option Exchange Agreement were satisfied and no options thereunder had been issued to either the Company or Diopsys. In addition, the Exclusive Distribution Agreement to be entered into between the Company and Diopsys and referred to in the Option Exchange Agreement has not been negotiated and as of the second quarter of 2022, there are no plans to move forward with Diopsys..

On December 27, 2021, RetinalGenix Technologies Inc. entered into an exchange agreement (the “Exchange Agreement”) with Sanovas Ophthalmology pursuant to which the Company exchanged 28,014,540 shares of common stock held by Sanovas Ophthalmology for a pre-funded warrant (the “Pre-funded Warrant”) to purchase up to an aggregate of 28,014,540 shares of the Company’s common stock. The Pre-funded Warrant is immediately exercisable at an exercise price of $0.0001 per share and terminates when exercised in full.

On July 5, 2022, RetinalGenix Technologies Inc. entered into Exchange Agreement (the “Exchange Agreement”) with Dr. Lawrence Perich pursuant to which it acquired all the outstanding shares of DNA/GPS Inc., a pharmacogenetics company based in Tampa, Florida (“DNA/GPS”), in exchange for the issuance of 2,000,000 shares of the Company’s common stock. The acquisition of DNA/GPS combines DNA/GPS’ genetic mapping capabilities with the Company’s retinal imaging capabilities. The combined technology is expected to have the ability to provide diagnoses of systemic and retinal diseases. The Company accounted for this transaction as an asset acquisition in the quarter ending September 30, 2022. The estimated fair value of the transaction was $2,000,000 plus legal fees associated with the transaction of $32,889 is recorded as acquired in-process research and development costs in the associated consolidated statement of operations.

Liquidity and Going Concern

The Company has had net losses since inception and has an accumulated deficit of approximately $8.3 million at September 30, 2022. In addition, as of September 30, 2022 and December 31 2021, we had liabilities of $1,062,890 and $469,622, respectively, the majority of which is with related parties. The Company has minimal cash at September 30, 2022 and remains dependent on Sanovas for much of its operations. The Company expects that operating losses and negative cash flows from operations will occur for at least the next several years, and the Company will need to access additional funds to achieve its strategic goals with respect to the sublicensed technology. The Company commenced private offerings of shares of its common stock raising net proceeds of approximately $1,083,000 in the year ended December 31, 2021, and $60,500 in the nine months ended September 30, 2022 - See Note D. In February 2021, the Company entered into an agreement with an investment banker to raise funds for the Company which led to the private offering of shares mentioned above.

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Sanovas has paid a significant portion of the Company’s operating expenses through September 2022, and was owed $561,870 as of September 30, 2022 by the Company. The Company also issued shares of its common stock to offset amounts due to Sanovas for payment of expenses on behalf of the Company of $390,358 in June 2021 and $353,432 in May 2022 (see Note C). The Company issued 586,370 shares of its common stock to offset amounts due to Sanovas for payment of expenses on behalf of the Company of $586,370 on November 14, 2022 (see Notes C and I).

As of the date of this report, the Company does not have adequate resources to fund its operations through November 2023 without considering any potential future milestone payments that it may receive under any new collaborations that it may enter into in the future or any future capital raising transactions. The Company will need to raise additional funding to complete the development of its products and commence the market launch, assuming regulatory approval is obtained. The Company does not know whether additional financing will be available when needed, whether it will be available on favorable terms, or if it will be available at all. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements is as follows:

1. Basis of Presentation

The Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The Company’s unaudited condensed financial statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations. Accordingly, these condensed financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2021 and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 18, 2022 (the “2021 Annual Report”).

The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments that are necessary to present fairly the Company’s financial position and results of operations for the interim periods presented. The results for the nine months ended September 30, 2022 are not necessarily indicative of the results for the year ending December 31, 2022, or for any future period.

As of September 30, 2022, there have been no material changes in the Company’s significant accounting policies from those that were disclosed in the 2021 Annual Report.

2. Cash Equivalents

For purpose of the statements of cash flows, the Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents.

3. Offering Costs

Deferred offering costs are expenses directly related to an expected financing. These costs consisted of legal fees that the Company capitalized. These costs are offset against the resultant capital raised.

4. Use of Estimates

In preparing the Company’s financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740-10 Income Taxes. ASC Topic 740-10 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on the recognition, measurement, and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim periods and disclosures. The application of that guidance did not result in the recognition of any unrecognized tax benefits At September 30, 2022 or December 31, 2021. The Company’s policy is to expense any penalties and interest associated with this topic. At September 30, 2022 and December 31, 2021, there were no amounts accrued for penalties and interest.

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6. Income (Loss) Per Common Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings Per Share (“EPS”). Under the provisions of ASC 260, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted-average number of common and common equivalent shares outstanding during the period. However, common shares that are considered anti-dilutive are excluded from the computation of diluted EPS. Since the Company had a loss during the nine months ended September 30, 2022 and 2021, the basic and diluted net loss per share is the same.

Potentially dilutive securities not included in the computation of loss per share for the nine months ended September 30, 2022, include stock options to purchase 2,360,000 shares of common stock, pre-funded warrant to purchase 28,014,540 shares of common stock, and warrants to purchase 161,500 shares of common stock. Potentially dilutive securities not included in the computation of loss per share for the nine months ended September 30, 2021 included 3,000,000 shares of Series F preferred stock, stock options to purchase 1,882,500 shares of common stock, and warrants to purchase 212,500 shares of common stock. The shares of common stock potentially issuable to Diopsys upon the resolution of specified contingencies and exercise of stock options are also excluded from the loss per share calculation for the nine months ended September 30, 2021.

7. Stock-based compensation:

The Company recognizes expense for stock-based compensation in accordance with ASC Topic 718, Stock-Based Compensation. For stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black Scholes option-pricing model. The expense is recognized over the service period for awards expected to vest. The estimate of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. Stock options granted to non-employee consultants are revalued at the end of each reporting period until vested and the changes in their fair value are recorded as adjustments to expense over the related vesting period.

8. Research and Development costs:

Research and development costs are expensed as incurred. Costs incurred in obtaining technology licenses outside of business combinations are charged to research and development expense as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.

9. Property and Equipment:

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method over their estimated useful lives (3 years) , once the asset is placed in service. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures which extend the economic life are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized in the statement of operations for the respective period.

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

10. Recent Accounting Pronouncements:

The following pronouncement may have an impact on the accounting policies of the Company:

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” (“ASU 2018-11”) in July 2018, and ASU No. 2018-20 “Leases (Topic 842) - Narrow Scope Improvements for Lessors” (“ASU 2018-20”) in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Pursuant to ASU 2019-10 the effective date for ASC 842 was deferred an additional year. The Company expects to recognize operating lease right-of-use assets and lease liabilities on the balance sheet upon adoption of this ASU for its 2022 financial period. The Company is currently evaluating these ASUs and their impact on its financial statements, but does not expect it will have a material effect on the consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether the implementation of such proposed standards would be material to the financial statements of the Company.

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NOTE C - RELATED PARTY TRANSACTIONS

Sanovas

The Company is related to Sanovas through common ownership and management. Sanovas Opthalmology is a majority owned subsidiary of Sanovas and Jerry Katzman, the Company’s Chief Executive Officer, is also a director of Sanovas Ophthalmology and in such capacity has the right to vote and dispose of the securities held by such entity.

Commencing in 2019, Sanovas began paying expenses on behalf of the Company, and began allocating a portion of salaries and infrastructure costs to the Company and other entities where Sanovas was performing shared services. Included in such allocated costs is approximately $106,000 and $391,000 in costs related to an officer and consultant to the Company in the nine months ending September 30, 2022 and 2021, respectively.

The following summarizes the transactions between the Company and Sanovas for the nine months ended September 30, 2022 and December 31, 2021:

	Nine months Ended
	September 30,	September 30,
	2022	2021

Balance due to (from) Sanovas – beginning of period	$142,721	$(15,069)

Costs paid by Sanovas on the Company’s behalf	79,290	34,510
Costs of Sanovas allocated to the Company	292,452	750,639
Proceeds from (repayment of) costs charged by Sanovas to the Company, net	400,839	(215,489)
Retirement of due to Sanovas through the issuance of shares to Sanovas Ophthalmology	(353,432)	(390,358)

Balance due to Sanovas - end of period	$561,870	$164,233

The Company also issued shares of its common stock to offset amounts due to Sanovas for payment of expenses on behalf of the Company of $390,358 in June 2021 and $353,432 in May 2022 (see Note I for subsequent share issuance).

Sublicense

On June 24, 2021, the Company entered into a sublicense agreement (“Sublicense Agreement”) with Sanovas Ophthalmology pursuant to which Sanovas Ophthalmology granted the Company an exclusive worldwide (“Territory”) license to certain intellectual property licensed to Sanovas Ophthalmology by Sanovas Intellectual Property LLC relating to certain technologies for eye and ocular visualization and monitoring (“Licensed IP”) for uses related to the screening, examination, diagnosis, prevention and/or treatment of any eye disease, medical condition or disorder, or any disease, medical condition or disorder affecting the eye. Pursuant to the Sublicense Agreement, commencing on the date of the first commercial sale of a Licensed Product (as defined in the Sublicense Agreement), in each country in the Territory and continuing on a country by country basis until the expiration or termination of the last Valid Claim (as defined in the Sublicense Agreement) of a licensed patent in such country (the “Royalty End Date”), the Company shall pay Sanovas Ophthalmology a royalty equal to a mid-single digit percentage of any Net Sales (as defined in the Sublicense Agreement) of any Licensed Product. The Sublicense Agreement shall continue until the Royalty End Date, unless earlier terminated pursuant to its terms. The Sublicense Agreement may be terminated by either party if the other party materially breaches the Sublicense Agreement in a manner that cannot be cured, or materially breaches the Sublicense Agreement in a manner that can be cured and such breach remains uncured for more than 30 days after the receipt by the breaching party of notice specifying the breach. Furthermore, the Company may terminate the Sublicense Agreement at any time upon 90 days written notice to Sanovas Ophthalmology. No royalties have been paid through September 30, 2022 under this Sublicense Agreement.

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Due to affiliates

From time to time, an officer of the Company, a shareholder of the Company and affiliates of Sanovas advances funds or paid expenses on behalf of the Company. There is no formal notes or repayment plan for such advances. At September 30, 2022, the Company had received $79,534 pursuant to such advances.

Stockholders’ notes payable – See Note G

NOTE D - COMMON AND PREFERRED STOCK

Pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), filed with the Delaware Secretary of State on January 8, 2018, the Company is authorized to issue 40,000,000 shares of preferred stock and 80,000,000 shares of common stock each with a par value of $0.0001 per share. The Company has designated 3,000,000 shares of preferred stock as Series F preferred stock.

Pursuant to the terms of an employment agreement dated January 1, 2012 (the “Effective Date”) by and between Sanovas and Lawrence Gerrans, the then President and Chief Executive Officer of Sanovas (the “Original Employment Agreement”), in consideration for Mr. Gerrans’ services, Mr. Gerrans was to receive, among other consideration, the following equity securities: (i) 441,177 shares of restricted common stock of each of the wholly-owned subsidiaries of Sanovas, as of the Effective Date (the “Affiliate Subsidiaries”), representing 7.5% of the total equity capital of each such subsidiary issued and outstanding as of the date of grant; and (ii) 5,000 shares of Series F preferred stock of Sanovas and each of the Affiliate Subsidiaries. The Company was incorporated in Delaware on November 17, 2017, subsequent to the Effective Date, and as such these shares were never issued by the Company because the Company was not an Affiliate Subsidiary of Sanovas. Thereafter, in May 2015, Mr. Gerrans’ Original Employment Agreement was amended and restated with an effective date of January 1, 2012 (the “Amended and Restated Employment Agreement”), the same as the Effective Date of the Original Employment Agreement. Pursuant to the Amended and Restated Employment Agreement, in consideration for Mr. Gerrans’ services, Mr. Gerrans was to receive, among other consideration, the following equity securities: (i) 7.5% of the total equity capital of each of Sanovas’ Affiliate Subsidiaries as of the Effective Date or thereafter formed (collectively, the “New Subsidiaries”); and (ii) 5,000 shares of Series F preferred stock of Sanovas, each of the Affiliate Subsidiaries and each of the New Subsidiaries, including the Company. Subsequently, pursuant to a board resolution dated December 1, 2017 approved by Lawrence Gerrans, the Company’s then Chief Executive Officer, President and sole director, in 2018 the Company issued 27,000,000 shares of its common stock to Sanovas Ophthalmology LLC, and issued 3,000,000 shares of its Series F preferred stock to Halo Management LLC (“Halo”), an entity owned by Mr. Gerrans, for certain enumerated consideration that was purported to have been provided. Thereafter, and in part based upon the evidence and testimony presented, and verdict and conviction rendered, in the Criminal Action (discussed below), including, but not limited to, the fact that Mr. Gerrans misled and coerced the board of Sanovas regarding the terms and need for approval of the Amended and Restated Employment Agreement, the Company’s board of directors, acting in concert with the board of directors of Sanovas, carried out an investigation with respect to actions taken by Mr. Gerrans and have determined that Halo did not provide the Company with valid consideration for the Series F preferred stock, and the Company disputes whether any of the shares of the Company issued to Halo were validly issued.

In January 2020, a jury in the United States District Court for the Northern District of California found Mr. Gerrans guilty, in a criminal proceeding (the “Criminal Action”), on 12 felony counts of wire fraud, money laundering, perjury, contempt of court, witness tampering, and obstruction of justice in connection with his activities as an officer and director of Sanovas. Thereafter, in November 2020, Sanovas commenced an action in the Court of Chancery of the State of Delaware (the “Delaware Action”) against Halo and Mr. Gerrans seeking an order declaring that any rights that Halo and/or Mr. Gerrans may have with respect to any equity securities in Sanovas and each of its affiliated subsidiaries (including, but not limited to, the Company) are void or voidable and may be cancelled. The Delaware Action is currently still pending.

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On November 21,2021, the Company’s Board of Directors resolved to rescind the 3,000,000 shares of Series F preferred stock purported to be issued to Halo Management Group LLC for lack of contract consideration. The Company is aware that the management/ownership of Halo Management Group LLC may dispute this decision however, the Company is prepared to defend its decision in this case. In addition, the Company reserves the right to void the shares and adjust its filings accordingly if necessary.

Common Stock

During 2019, the Company commenced a private offering of its shares of common stock at a purchase price of $1.00 per share. For the nine months ended September 30, 2022 and 2021, the Company sold an aggregate of 60,500 and 398,057 shares of its common stock, respectively.

The common stockholders, voting as a separate class, are entitled to elect one member of the Board of Directors.

Preferred Stock

As of September 30, 2022, there were 3,000,000 shares of preferred stock designated as Series F preferred stock, none of which were outstanding.

The rights and privileges of the Series F preferred stock are summarized as follows:

Voting Privileges and Protective Features:

Each holder of outstanding shares of Series F preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the Series F preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of record of a majority of outstanding Series F preferred stock shall be entitled to elect two of the members of the Board of Directors of the Company. The right to elect two directors shall terminate on the date upon which there are less than 25,000 shares of Series F preferred stock issued and outstanding.

For so long as at least 25,000 shares of Series F preferred stock remain outstanding, the vote or written consent of the holders of the majority of the outstanding shares of Series F preferred stock is necessary for the Company to conduct certain corporate actions, including, but not limited to, merger, consolidation or dissolution of the Company; certain amendments to the Certificate of Incorporation or bylaws of the Company; authorization or issuance of shares of any additional class or series of capital stock unless the same ranks on parity or junior to the Series F preferred stock with respect to voting rights.

Redemption:

The Series F preferred stock does not have redemption features.

Dividends:

There are no stated dividends on the Series F preferred stock.

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Conversion:

Each share of Series F preferred stock is convertible, at the option of the holder, at any time and from time to time into shares of common stock at a conversion rate as is determined by dividing the Series F Original Issue Price by the Series F Conversion Price. “Series F Original Issue Price” initially means $0.01 and “Series F Conversion Price” initially means $0.01, as adjusted for any dilutive transaction such as stock splits, certain dividends, mergers or acquisitions.

All of the outstanding shares of Series F preferred stock will automatically convert into shares of the Company’s common stock upon the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds of at least $15,000,000 to the Company or upon written consent of at least 67% of the Series F preferred shareholders.

NOTE E - STOCK PLAN

The Company has reserved 10,000,000 shares of common stock for issuance to employees or consultants from the RetinalGenix Technologies Inc. 2017 Equity Incentive Plan (the “Plan”). The Company may grant stock options, restricted stock or other types of equity incentive instruments under the Plan.

In November 2019, the Company issued stock options to purchase up to 1,800,000 shares of common stock at an exercise price of $1.00 per share to members of the Company’s medical advisory board and consultants pursuant to the Plan. The options vest over a five year period and were unexercised At September 30, 2022 and December 31, 2021. The estimated aggregate fair value of the stock options was determined to be $1,101,028 using a Black Scholes model.

In the nine months ended September 30, 2021, the Company issued stock options to purchase up to 82,500 shares of common stock at an exercise price of $1.00 per share to members of the Company’s medical advisory board and consultants pursuant to the Plan. The options vest immediately and were unexercised at December 31, 2021. The estimated aggregate fair value of the stock options was determined to be approximately $63,900 using a Black Scholes model.

In August 2022, the Company issued stock options to purchase up to 500,000 shares of common stock at an exercise price of $1.00 per share to members of the Company’s medical advisory board and consultants pursuant to the Plan. The options vest over a three-year period and were unexercised At September 30, 2022. The estimated aggregate fair value of the stock options was determined to be $287,487 using a Black Scholes model.

The Company recognized approximately $171,000 and $253,000 of stock-based compensation expense during the nine months ended September 30, 2022 and 2021, respectively, related to stock options which is included in the accompanying statements of operations. As of September 30, 2022, there was approximately $734,000 of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 2.5 years.

At December 31, 2021, there were 5,117,500 shares available to be issued under the Plan. The following table summarizes stock option activity of the Plan through September 30, 2022:

	Options Issued	Weighted-Average Exercise Price

Options outstanding – December 31, 2020	1,800,000	1.00
Granted	82,500	1.00
Canceled	-	-
Exercised	-	-

Options outstanding – December 31, 2021	1,882,500	$1.00
Granted	502,500	1.00
Canceled	-	-
Exercised	(25,000)	1.00

Options outstanding – September 30, 2022	2,360,000	$1.00

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Additional information regarding the exercisable options and average remaining contractual life of the options outstanding as of September 30, 2022 is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable at September 30, 2022	Number Exercisable at December 31, 2021
$1.00	2,360,000	3.5 Years	1,072,778	525,000

The fair value of each option grant was estimated on the date of grant to be $0.53 per share using the Black-Scholes option-pricing model with the following assumption weighted-averages in 2021:

Risk-free interest rates	1.2% - 2.42%
Expected life in years	5.0
Expected volatility	73.1%
Expected dividend yield	0%
Fair value common stock	$1.00

The fair value of each option grant was estimated on the date of grant to be $0.56 per share using the Black-Scholes option-pricing model with the following assumption weighted-averages in 2022:

Risk-free interest rates	2.19%
Expected life in years	3.5
Expected volatility	80%
Expected dividend yield	0%
Fair value common stock	$1.00

The risk-free interest rate assumption is determined using the yield currently available on U.S. Treasury zero-coupon issues with a remaining term commensurate with the expected term of the award. Management has estimated expected volatility based on similar comparable industry sector averages. Expected life of the option represents the period of time options are expected to be outstanding. The estimate for dividend yield is 0% because the Company has not historically paid, and does not intend to pay a dividend on its common stock in the foreseeable future.

NOTE F - WARRANTS

In 2021, the Company finalized the issuance of warrants to purchase 150,000 shares of common stock at $1.10 per share which are fully vested as of December 31, 2021, and exercisable over 7 years, to a consulting firm. The fair value of such warrants was estimated on the date of grant to be $0.61 per share using the Black-Scholes option-pricing model with the following assumption weighted-averages in 2021:

Risk-free interest rates	2.42%
Expected life in years	3.5
Expected volatility	73.1%
Expected dividend yield	0%
Fair value common stock	$1.00

The risk-free interest rate assumption is determined using the yield currently available on U.S. Treasury zero-coupon issues with a remaining term commensurate with the expected term of the award. Management has estimated expected volatility based on similar comparable industry sector averages. Expected life of the option represents the period of time options are expected to be outstanding. The estimate for dividend yield is 0% because the Company has not historically paid, and does not intend to pay a dividend on its common stock in the foreseeable future. The Company recognized stock-based compensation expense of approximately $75,000 and $0 in the nine months ended September 30, 2021 and 2022, respectively. At December 31, 2021 and September 30, 2022, there is no remaining compensation expense to be recognized.

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The following table summarizes warrant activity through September 30, 2022 (there was no activity for the nine months ended September 30, 2022):

	Warrants Issued	Weighted- Average Exercise Price

Warrants outstanding – December 31, 2020	62,500	$1.00
Granted	150,000	1.10
Canceled	-	-
Exercised	(13,500)	1.00

Warrants outstanding – December 31, 2021	199,000	$1.07

Granted	-	-
Canceled	(12,500)	1.00
Exercised	(25,000)	1.00

Warrants outstanding – September 30, 2022	161,500	$1.09

Additional information regarding the warrants outstanding as of September 30, 2022 is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$1.00	11,500	.7 Years	11,500
$1.10	150,000	5.7 Years	150,000

Pre-funded Warrant

On December 27, 2021, the Company entered into an exchange agreement with Sanovas Ophthalmology (the “Exchange Agreement”) pursuant to which it exchanged 28,014,540 shares of common stock (the “Exchange Securities”) held by Sanovas Ophthalmology for a pre-funded warrant (the “Pre-funded Warrant”) to purchase up to an aggregate of 28,014,540 shares of the Company’s common stock. The Pre-funded Warrant is immediately exercisable at an exercise price of $0.0001 per share and terminates when exercised in full. As part of the Exchange Agreement, Sanovas Ophthalmology relinquished any and all rights related to the Exchange Securities.

NOTE G – NOTES PAYABLE – Shareholder’s

During 2021, the Company borrowed an aggregate of $73,000 from several stockholders pursuant to note agreements bearing interest at 8% per annum and maturing December 31, 2022. The Company accrued interest expense of $4,180 and $1,180 for the nine months ended September 30, 2022 and 2021, respectively. During the three months ended September 30, 2022, one of the noteholders exercised outstanding warrants with an aggregate exercise price of $25,000 through the offset of the note payable due to them from the Company.

NOTE H - CONTINGENCY

The Company received a claim against it relating to a former indirect vendor. The Company believes the claim is without merit and intends to vigorously defend itself. The Company does not believe the claim would have a material impact on the financial condition of the Company.

NOTE I - SUBSEQUENT EVENTS

Subsequent events were reviewed through November 15, 2022, the date these financial statements were available for issuance. The Company issued 586,370 shares of its common stock to offset amounts due to Sanovas for payment of expenses on behalf of the Company of $586,370 on November 14, 2022 (see Note C).

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this Quarterly Report on Form 10-Q. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on April 15, 2022 (the “Annual Report”). All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

We are an ophthalmic research and development company focused on developing technologies to screen, monitor, diagnose and treat ocular, optical, and sight-threatening disorders. Our mission is to prevent vision loss and blindness due to diabetic retinopathy and maculopathy through two devices: (1) Retinal Imaging Screening Device, a portable, retinal imaging system providing a 200-degree field of view without requiring pupil dilation; and (2) RetinalCamTM, a home monitoring and imaging device offering real-time communication with physicians available 24/7.

To date, we have devoted substantially all of our resources to organizing, business planning, raising capital, designing and developing product candidates, and securing manufacturing and sales/distribution partners. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations primarily through the private placement of common stock.

We anticipate that we will need an additional $10,000,000 to (i) complete product design and testing for RetinalGenixTM and RetinalCamTM and submit RetinalGenixTM for FDA clearance (we anticipate that the RetinalCamTM will not require FDA clearance); (ii) complete the development and expansion of the software tools around the recently acquired DNA/GPS’ genetic mapping technology; and (iii) build the infrastructure for our sustained growth. We intend to obtain such funds through the sales of our equity and debt securities and/or through potential strategic partnerships; however, no assurance can be provided that funds will be available to us on acceptable terms, if at all.

We do not expect to generate any revenues from product sales unless and until we successfully complete development of RetinalCamTM, and we do not expect to generate any revenues from product sales unless and until we successfully obtain regulatory clearance for RetinalGenixTM. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations, compliance and other expenses.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our cash needs through public or private equity offerings, debt financings, strategic partnerships, collaborations and licensing arrangements or other capital sources. However, we may be unable to raise additional funds or enter into such other arrangements when needed, on favorable terms or at all.

Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates.

We have been issuing shares of our common stock pursuant to a private placement raising approximately $3.0 million from the sale of 3,010,000 shares of common stock from 2019 through December 31, 2021. An additional 60,500 shares were sold in January 2022 pursuant to this private placement. In October 2021, the registration statement on Form S-1 (the “Registration Statement”) that we filed with the SEC pursuant to which we registered for resale shares of common stock, including shares of common stock issuable upon exercise of outstanding options and warrants was declared effective. No funds were raised by the Company pursuant to the Registration Statement.

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Because of the numerous risks and uncertainties we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

On July 5, 2022, RetinalGenix Technologies Inc. (the “Company”) entered into Exchange Agreement (the “Exchange Agreement”) with Dr. Lawrence Perich pursuant to which it acquired all the outstanding shares of DNA/GPS Inc., a pharmacogenetics company based in Tampa, Florida (“DNA/GPS”), in exchange for the issuance of 2,000,000 shares of the Company’s common stock (the “Shares”). The acquisition of DNA/GPS combines DNA/GPS’ genetic mapping capabilities with the Company’s retinal imaging capabilities. The combined technology is expected to have the ability to provide diagnoses of systemic and retinal diseases. The Company accounted for this transaction as an asset acquisition in the quarter ending September 30, 2022, and recorded the estimated purchase consideration and related expenses as in process research and development in the accompanying consolidated statement of operations..

Trends and Uncertainties—COVID-19

The global COVID-19 pandemic continues to evolve, and we continue to monitor the COVID-19 situation closely. The extent of the impact of COVID-19 on our business, operations, research and development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its future impact on our operations, including our ability to obtain components such as sensors and other materials in a timely manner required to complete the development of RetinalGenixTM and RetinalCamTM and seek 510(k) regulatory clearance from the FDA for RetinalGenixTM . The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with many of our employees and consultants working remotely. We will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our business, operations and clinical development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.

Basis of presentation:

These accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) including all pronouncements of the SEC applicable to annual financial statements.

Components of Results of Operations

Revenue

We have not generated any revenue since our inception.

Research and Development Expenses

Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, product and prototype development, and testing of materials. Research and development expenses are charged to operations as incurred.

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We accrue for costs incurred by external service providers based on our estimates of services performed and costs incurred. These estimates include the level of services performed by third parties and other indicators of the services completed.

We cannot determine with certainty the duration and costs of future clinical trials and product development or if, when or to what extent we will generate revenue from the commercialization and sale of any product candidate for which we obtain marketing clearance. We may never succeed in obtaining marketing approval for any product candidate. The duration, costs and timing of product development will depend on a variety of factors, including:

●	the scope, rate of progress, expense and results of product development, as well as of any future clinical trials of other product candidates and other research and development activities that we may conduct;

●	the actual probability of success for our product candidates, including their safety and efficacy, early clinical data, competition, manufacturing capability and commercial viability;

●	significant and changing government regulation and regulatory guidance;

●	the timing and receipt of any marketing approvals; and

●	the expense of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate.

Administrative Expenses

Administrative expenses consist primarily of compensation and consulting related expenses. Administrative expenses also include professional fees and other corporate expenses, including legal fees relating to corporate matters; professional fees for accounting, auditing, tax and consulting services; insurance costs; travel expenses, marketing activities and other operating costs that are not specifically attributable to research activities.

We expect that our administrative expenses will increase in the future as we increase our personnel headcount to support our continued research activities and development of our product candidates. We also expect increased expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory and tax-related services associated with compliance with SEC requirements; director and officer insurance costs; and investor and public relations costs.

Interest Expense

Interest expense is the coupon interest rate charged on loans from stockholders.

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Results of Operations

Comparison of the nine months ended September 30, 2022 and 2021

The following table sets forth key components of our results of operations for the nine months ended September 30, 2022 and 2021.

	For The Nine months Ended
	September 30,
	2022	2021	Change	% Change

Revenues	$-	$-
Expenses
General and Administrative Expenses	529,728	949,945	(420,217)	(44)%
Research and Development	491,436	565,564	(74,128)	(13)%
Acquired In-process research and development	2,032,889	-	2,032,889	100%
Stock-based compensation	180,791	252,867	(72,076)	(29)%

Total Expenses	3,234,844	1,768,376	1,466,467	83%

Interest expense	4,180	1,180	3,000	100%

Net Loss	$(3,239,024)	$(1,769,556)	(1,469,467)	83%

Revenues

We did not recognize revenues for the nine months ended September 30, 2022 and 2021.

Research and Development Expenses

	For the nine months ended
	September 30,
	2022	2021

Direct costs	$479,936	$547,734
Allocated costs from Sanovas	11,500	17,830
Total Research and Development expenses	$491,436	$565,564

Research and development expenses decreased by $74,128, or 13%, to $491,436 for the nine months ended September 30, 2022 from $565,564 for the nine months ended September 30, 2021. The decrease was primarily the result of a decrease in prototype related expense, engineering and technology consultants, and pilot manufacturing due to delay in delivery of parts.

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Stock Based Compensation Expenses

Stock-based compensation expenses decreased by $72,076, or 29%, to $180,791 for the nine months ended September 30, 2022 from $252,867 for the nine months ended September 30, 2021. The decrease was primarily due to the recognition of expense for fully vested warrants issued in the first quarter of 2021.

General and Administrative Expenses

	For the nine months ended
	September 30,
	2022	2021

Direct costs	$184,543	$217,135
Allocated costs from Sanovas	345,185	732,810
Total general and administrative expenses	$529,728	$949,945

Administrative expenses decreased by $420,217 or 44%, to $529,728 for the nine months ended September 30, 2022 from $949,945 for the nine months ended September 30, 2021. The Company has no full-time employees. The decrease in administrative expenses was primarily due to a decrease in compensation allocated to the Company from Sanovas from $620,000 to $223,000 during the nine months ended September 30, 2022 and 2021, respectively due to a total lower quantity of Sanovas employees in total and an increase in Sanovas staff working on other projects. Administrative costs consisting of costs related to executives and employees from Sanovas, were allocated based upon the amount of effort spent by such personnel on our business. Other administrative expenses were lower due to a lack of funding. This decrease was offset by increases corporate professional fees of approximately $43,000 during the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Acquired in-process research and development

Acquired in-process research and development presents the estimated fair value of the acquired technology held by GPS/DNA when we acquired that company in July 2022. The transaction met the screen test as an asset acquisition for accounting purposes. The estimated fair value of the transaction ($2 million) plus direct costs to complete the transaction of $32,889 are classified within this account in the statement of operations.

Comparison of the three months ended September 30, 2022 and 2021

The following table sets forth key components of our results of operations for the three months ended September 30, 2022 and 2021.

	For The Three Months Ended
	September 30,
	2022	2021	Change	% Change

Revenues	$-	$-
Expenses
General and Administrative Expenses	201,148	293,893	(92,745)	(32)%
Research and Development	198,504	200,899	(2,395)	(1)%
Acquired In process Research and Development	2,032,889	-	2.032,889	100%
Stock-based compensation	70,689	55,051	15,638	28%

Total Expenses	2,503,230	549,843	1,953,386	355%

Interest expense	1,261	1,180	81	7%

Net Loss	$(2,504,491)	$(551,023)	(1,953,467)	355%

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Revenues

We did not recognize revenues for the three months ending September 30, 2022 and 2021.

Research and Development Expenses

	For the three months ended
	September 30,
	2022	2021

Direct costs	$198,504	$200,899
Allocated costs from Sanovas	-	$-
Total Research and Development expenses	$198,504	$200,899

Research and development expenses decreased by $2,395 or 9%, to $198,504 for the three months ended September 30, 2022 from $200,899 for the three months ended September 30, 2021.

Stock Based Compensation Expenses

Stock-based compensation expenses increased by $15,638, or 28%, to $70,689 for the three months ended September 30, 2022 from $55,051 for the three months ended September 30, 2021. The increase was primarily due to the recognition of expense for options issued in the third quarter of 2022.

General and administrative Expenses

	For the three months ended
	September 30,
	2022	2021

Direct costs	$49,454	$64,902
Allocated costs from Sanovas	151,694	228,991
Total general and administrative expenses	$201,148	$293,893

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Administrative expenses decreased by $92,745, or 32%, to $201,148 for the three months ended September 30, 2022 from $293,893 for the three months ended September 30, 2021. The Company has no full-time employees. The decrease in administrative expenses was primarily due to a total lower quantity of Sanovas employees and a decrease in compensation allocated to the Company from Sanovas from $197,000 to $124,000 during the three months ended September 30, 2022 and 2021, respectively. Overall administrative expenses also decreased due to a lack of available funding. There was also a decrease in professional fees of approximately $11,000 during the nine months ended September 30, 2022 as compared to the quarter ended September 30, 2021. Administrative costs consisting of costs related to executives and employees from Sanovas, were allocated based upon the amount of effort spent by such personnel on our business.

Acquired in-process research and development

Acquired in-process research and development presents the estimated fair value of the acquired technology held by GPS/DNA when we acquired that company in July 2022. The transaction met the screen test as an asset acquisition for accounting purposes. The estimated fair value of the transaction ($2 million) plus direct costs to complete the transaction of $32,889 are classified within this account in the statement of operations.

Liquidity and Capital Resources

To date, we have devoted substantially all of our resources to organizing, business planning, raising capital, designing and developing product candidates, and securing manufacturing and sales/distribution partners. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations primarily from the sale of common stock and by utilizing Sanovas personnel and facilities. We have settled a portion of the amounts due to Sanovas through the periodic issuance of shares of common stock, including 353,432 shares issued in May 2022 in settlement of the amounts due to Sanovas of $353,432.

We anticipate that we will need $10,000,000 in operating capital to (i) complete product design and testing for RetinalGenixTM and RetinalCamTM and submit RetinalGenixTM for FDA approval (we anticipate that the RetinalCamTM will not require FDA approval); (ii) complete the development and expansion of the software tools around the recently acquired DNA/GPS’ genetic mapping technology; and (iii) build the infrastructure for our sustained growth. We do not expect to generate any revenues from product sales unless and until we successfully complete development of RetinalGenixTM and RetinalCamTM and obtain regulatory approval for RetinalGenixTM. We will also require additional operating capital as a result of us operating as a public company, including for legal, accounting, investor relations, compliance and other expenses.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our cash needs through public or private equity offerings, debt financings, strategic partnerships, collaborations and licensing arrangements or other capital sources. However, we may be unable to raise additional funds or enter into such other arrangements when needed, on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates.

Because of the numerous risks and uncertainties, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Cash Flow Activities for the nine months ended September 30, 2022 and 2021

The following table sets forth a summary of our cash flows for the periods presented:

	For The Nine months Ended
	September 30,
	2022	2021

Net cash used in operating activities	$(166,042)	$(876,406)
Net cash used in/provided by investing activities	(307)	-
Net cash provided by financing activities	165,034	910,765

Net increase (decrease) in cash	(1,315)	34,359
Cash at beginning of the period	4,947	2,219
Cash at end of the period	$3,632	$36,578

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Operating Activities

Net cash used in operating activities was $166,042 for the nine months ended September 30, 2022 and $876,406 for the nine months ended September 30, 2021, the decrease driven by a reduction in salaries allocated from Sanovas to the Company and expenditures by third-party consultants and engineers on the prototype development due to a lack of funding. The cash flow used in operating activities in 2022 was driven by the net loss of $3,239,024 offset in part by non-cash expenses of $2,180,816 and an increase in accounts payable and accrued interest payable of $119,585. In addition, Sanovas billed us for allocated costs and expenses paid on behalf of and allocated to us in the amount of $371,742 during the nine months ended September 30, 2022, and we received $400,839 of net advances from Sanovas, for a net change in cash of $772,581.

The cash flow used in operating activities in 2021 was driven by the net loss of $1,769,556 offset in part by non-cash stock-based compensation expense of $252,867 and an increase in accounts payable and other current liabilities/assets of $70,626 for the nine months ended September 30, 2021. In addition, Sanovas billed us for allocated costs and expenses paid on behalf of and allocated to us in the amount of $785,149 during the nine months ended September 30, 2021, and we paid $215,486 of net advances from Sanovas, for a net change in cash of $569,657.

In each of the years, 2019-2022, the Company has settled a portion of the amounts due to Sanovas through the issuance of common stock. The Company issued 586,370 shares of its common stock to offset amounts due to Sanovas for payment of expenses on behalf of the Company of $586,370 on November 14, 2022 (see Note C).

Investing Activities

There was no cash used in or provided by investing activities for the nine months ended September 30, 2022 and 2021, except an equipment purchase in third quarter of 2022.

Financing Activities

Net cash provided by financing activities was $165,034 and $910,765 during the nine months ended September 30, 2022 and 2021, respectively, attributable primarily to the sale of common stock and proceeds from shareholder loans in the 2021 period, and advances from an officer of $54,534, proceeds from the exercise of options and warrants and the sale of common stock of $110,500 in the nine months ended September 30, 2022.

Critical Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures in the financial statements and accompanying notes. Management bases it estimates on historical experience and on assumptions believed to be reasonable under the circumstances. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Estimates are used in areas including, but not limited to: research and development expense recognition, valuation of stock options, allowances of deferred tax assets, accrued expenses and liabilities, and cash flow assumptions regarding going concern considerations.

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Stock-based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. We measure stock-based compensation costs at the grant date, based on the estimated fair value of the award and recognize the cost (net of estimated forfeitures) over the vesting period. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from the original estimates. We estimate the fair value of stock options using a Black-Scholes valuation model. The cost is recorded in the consolidated statements of operations based on the employees’ respective function. The fair value of common stock was determined based upon the sale of common stock to third parties pursuant to the offering which commenced in 2019, which offering continued through January 2022.

The risk-free interest rate assumption is determined using the yield currently available on U.S. Treasury zero-coupon issues with a remaining term commensurate with the expected term of the award. Management has estimated expected volatility based on similar comparable industry sector averages. Expected life of the option represents the period of time options are expected to be outstanding. The estimate for dividend yield is 0% because the Company has not historically paid and does not intend to pay a dividend on its common stock in the foreseeable future.

Allocated costs from Sanovas

A substantial portion of our expenses are costs and expenses paid by Sanovas and costs and expenses allocated to the Company by Sanovas. We expect that to continue until we have sufficient resources to build our own team and infrastructure to support our operations. The allocations our payroll related expenses are based upon the estimated percentage of effort incurred by each employee on operations. Allocation of non-payroll related expenses are based upon whether the expense related to our operations.

Income taxes

We account for income taxes using the asset-and-liability method in accordance with Accounting Standards Codification 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance has been recorded for all of the deferred tax assets.

Recently Issued and Adopted Accounting Standards

The following pronouncement may have an impact on the accounting policies of the Company:

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” (“ASU 2018-11”) in July 2018, and ASU No. 2018-20 “Leases (Topic 842) - Narrow Scope Improvements for Lessors” (“ASU 2018-20”) in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Pursuant to ASU 2019-10 the effective date for ASC 842 was deferred an additional year. The Company expects to recognize operating lease right-of-use assets and lease liabilities on the balance sheet upon adoption of this ASU for its 2022 financial period. The Company is currently evaluating these ASUs and their impact on its consolidated financial statements, but does not expect it to have a significant impact on its financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether the implementation of such proposed standards would be material to the financial statements of the Company.

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JOBS Act

We are an “emerging growth company,” as defined in Section 2(a) the Securities Act, as modified by the JOBS Act. For as long as we continue to be an emerging growth company, we also intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.325 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

As a smaller reporting company, we are not required to provide the information required by this item.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures (as defined in Rules 13a-15(e)€ and 15d-15(e) of the Exchange Act) that are designed to be effective in providing reasonable assurance that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

In connection with the preparation of this Quarterly Report on Form 10-Q, we carried out an evaluation based on the criteria in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, due to a material weakness in our internal control over financial reporting relating to a lack of segregation of duties, management concluded that our disclosure controls and procedures were ineffective as of September 30, 2022.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that a reasonable possibility exists that a material misstatement of our financial statements would not be prevented or detected on a timely basis. We are considering various remediation measures, including hiring internal accounting resources or using outside providers to provide additional resources and capabilities as well as implementing a more formal accounting and financial reporting system to mitigate such material weakness, but have not yet adopted or implemented any such measures. When we have sufficient business activity and funding available, we intend to begin to implement remediation measures to address our material weakness and improve our internal control over financial reporting and disclosure controls and procedures. We hope to complete the implementation, remediation and test of the new procedures in the first half of 2022, as resources permit us to spend time and money on building finance infrastructure.

Management is actively engaged in the planning for, and implementation of, remediation efforts to address our material weakness and improve our internal control over financial reporting and disclosure controls and procedures. We are developing procedures for the most critically-needed processes that we hope to have implemented by the end of the year.

Changes in Internal Controls over Financial Reporting

As of the September 30, 2022 , there have been no changes in our internal controls over financial reporting that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on Effectiveness of Controls and Procedures

In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

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PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may be subject to litigation and claims arising in the ordinary course of business. We are not currently a party to any material legal proceedings and we are not aware of any pending or threatened legal proceeding against us that we believe could have a material adverse effect on our business, operating results, cash flows or financial condition. Notwithstanding the foregoing, Sanovas, Inc. (“Sanovas”), the majority stockholder of Sanovas Ophthalmology, LLC which is our majority stockholder, commenced an action in the Court of Chancery of the State of Delaware against Halo Management LLC (“Halo”) and Lawrence Gerrans seeking an order declaring that any rights that Halo and/or Mr. Gerrans may have with respect to any equity securities in Sanovas and each of its affiliated subsidiaries (including, but not limited to, our Company) are void or voidable and may be cancelled.

Pursuant to the terms of an employment agreement dated January 1, 2012 (the “Effective Date”) by and between Sanovas, the majority stockholder of Sanovas Ophthalmology, LLC which is our majority stockholder, and Lawrence Gerrans, the then President and Chief Executive Officer of Sanovas (the “Original Employment Agreement”), in consideration for Mr. Gerrans’ services, Mr. Gerrans was to receive, among other consideration, the following equity securities: (i) 441,177 shares of restricted common stock of each of the wholly-owned subsidiaries of Sanovas, as of the Effective Date (the “Affiliate Subsidiaries”), representing 7.5% of the total equity capital of each such subsidiary issued and outstanding as of the date of grant; and (ii) 5,000 shares of Series F Preferred Stock of Sanovas and each of the Affiliate Subsidiaries. We were incorporated in Delaware on November 17, 2017, subsequent to the Effective Date, and as such these shares were never issued by us because we were not an Affiliate Subsidiary of Sanovas. Thereafter, in May 2015, Mr. Gerrans’ Original Employment Agreement was amended and restated with an effective date of January 1, 2012 (the “Amended and Restated Employment Agreement”), the same as the Effective Date of the Original Employment Agreement. Pursuant to the Amended and Restated Employment Agreement, in consideration for Mr. Gerrans’ services, Mr. Gerrans was to receive, among other consideration, the following equity securities: (i) 7.5% of the total equity capital of each of Sanovas’ Affiliate Subsidiaries as of the Effective Date or thereafter formed (collectively, the “New Subsidiaries”); and (ii) 5,000 shares of Series F Preferred Stock of Sanovas, each of the Affiliate Subsidiaries and each of the New Subsidiaries, including our Company. Subsequently, pursuant to a board resolution dated December 1, 2017 approved by Lawrence Gerrans, our then Chief Executive Officer, President and sole director, in 2018 we issued 27,000,000 shares of our common stock to Sanovas Ophthalmology LLC, and issued 3,000,000 shares of our Series F Preferred Stock to Halo Management LLC (“Halo”), an entity owned by Mr. Gerrans, for certain enumerated consideration that was purported to have been provided. Thereafter, and in part based upon the evidence and testimony presented, and verdict and conviction rendered, in the Criminal Action (discussed below), including, but not limited to, the fact that Mr. Gerrans misled and coerced the board of Sanovas regarding the terms and need for approval of the Amended and Restated Employment Agreement, our board of directors, acting in concert with the board of directors of Sanovas, carried out an investigation with respect to actions taken by Mr. Gerrans and have determined that Halo did not provide us with valid consideration for the Series F Preferred Stock, and we dispute whether any of the shares of the Company issued to Halo were validly issued.

In January 2020, a jury in the United States District Court for the Northern District of California found Mr. Gerrans guilty, in a criminal proceeding (the “Criminal Action”), on 12 felony counts of wire fraud, money laundering, perjury, contempt of court, witness tampering, and obstruction of justice in connection with his activities as an officer and director of Sanovas. Thereafter, in November 2020, Sanovas commenced an action in the Court of Chancery of the State of Delaware (the “Delaware Action”) against Halo and Mr. Gerrans seeking an order declaring that any rights that Halo and/or Mr. Gerrans may have with respect to any equity securities in Sanovas and each of its affiliated subsidiaries (including, but not limited to, our Company) are void or voidable and may be cancelled. The Delaware Action is currently still pending. We intend to take any and all actions required to assist Sanovas in obtaining a judgement against Halo and Mr. Gerrans in the Delaware Action declaring any shares issued to them void or voidable.

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On November 21, 2021, our board of directors resolved to rescind the 3,000,000 shares of Series F Preferred Stock purported issued to Halo for lack of contract consideration. We recorded this action into our accounts in the fourth quarter of 2021.We are aware that the management/ownership of Halo may dispute this decision however, we are prepared to defend our decision in this case. In addition, we reserve the right to void the shares ab initio and adjust our filings accordingly if necessary.

ITEM 1A. RISK FACTORS.

Our business is subject to risks and events that, if they occur, could adversely affect our financial condition and results of operations and the trading price of our securities. The following information updates, and should be read in conjunction with, the information disclosed in Part I, Item 1A, “Risk Factors,” contained in our Annual Report on Form 10-K for the year ended December 31, 2021. Except as described below, our risk factors as of the date of this Report have not changed materially from those described in “Part I, Item 1A. Risk Factors” of the Annual Report.

Risks Relating to Our Business

We have generated no revenue from commercial sales to date and our future profitability is uncertain.

We were incorporated in November 2017 and have a limited operating history, and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. Since inception, we have incurred losses and expect to continue to operate at a net loss for at least the next several years. Our net losses for the year ended December 31, 2021 and December 31, 2020, were $2,179,294 and $2,077,993, respectively, and our accumulated deficit as of December 31, 2021 and December 31, 2020 was $5,104,316 and $2,925,022, respectively. Our net losses for the nine months ended September 30, 2022 and 2021, were $3,329,024 and $1,769,556, respectively, and our accumulated deficit as of September 30, 2022 was $8,343,340. There can be no assurance that the products under development by us will be cleared for sale in the U.S. or elsewhere. Furthermore, there can be no assurance that if such products are cleared they will be successfully commercialized, and the extent of our future losses and the timing of our profitability are highly uncertain. If we are unable to achieve profitability, we may be unable to continue our operations.

There is substantial doubt about our ability to continue as a going concern.

As of September 30, 2022, we had cash of $3,632. In addition, as of September 30, 2022 and December 31 2021, we had liabilities of $1,062.890 and $469,622, respectively. In the event that we are unable to obtain additional financing, we may be unable to continue as a going concern. There is no guarantee that we will be able to secure additional financing. Changes in our operating plans, our existing and anticipated working capital needs, costs related to legal proceedings we might become subject to in the future, the acceleration or modification of our development activities, any near-term or future expansion plans, increased expenses, potential acquisitions or other events may further affect our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2021 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of November 16, 2022, our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own approximately 83% of our outstanding shares of common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;

26

●	impeding a merger, consolidation, takeover or other business combination involving us; or
●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Failure to maintain effective internal control over our financial reporting in accordance with Section 404 of Sarbanes-Oxley could cause our financial reports to be inaccurate.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies, in which case we could become subject to regulatory sanction or investigation. Further, such an outcome could damage investor confidence in the accuracy and reliability of our financial statements.

Our management has concluded that our internal controls over financial reporting were, and continue to be, ineffective, and as of September 30, 2022 as a result of a material weakness in our internal controls due to the lack of segregation of duties. While management is working to remediate the material weakness, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Except as previously reported in prior filings with the Securities and Exchange Commission and as reported below, there were no sales of unregistered securities for the three-month ended September 30, 2022.

During the quarter ended September 30, 2022, an option and a warrant to purchase an aggregate of 50,000 shares of common stock was exercised upon the payment of $50,000. The shares were issued in reliance upon an exemption provided by Section 4(a)(2) of the Securities Act promulgated thereunder for the offer and sale of securities not involving a public offering.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

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ITEM 6. EXHIBITS.

Exhibit No.	Description

3.1	First Amended and Restated Certificate of Incorporation of RetinalGenix Technologies Inc. (Incorporated by reference to Exhibit 3.1 the Company’s Registration Statement on Form S-1 filed with the SEC on August 5, 2021)

3.2	Bylaws of RetinalGenix Technologies Inc. (Incorporated by reference to Exhibit 3.2 the Company’s Registration Statement on Form S-1 filed with the SEC on August 5, 2021)

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File - the cover page from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 is formatted in Inline XBRL

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

RETINALGENIX TECHNOLOGIES INC.

Date: November 17, 2022	By:	/s/ Jerry Katzman
Jerry Katzman,
Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

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Exhibit 31.1

Certification of Chief Executive Officer of RetinalGenix Technologies Inc.

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jerry Katzman, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of RetinalGenix Technologies Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

	a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures, and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

	a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 17, 2022	/s/ Jerry Katzman
Jerry Katzman,
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Certification of Principal Financial Officer of RetinalGenix Technologies Inc.

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jerry Katzman, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of RetinalGenix Technologies Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

	a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures, and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

	a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 17, 2022	/s/ Jerry Katzman
Jerry Katzman,
Principal Financial and Accounting Officer

Exhibit 32.1

Statement of Chief Executive Officer

Pursuant to Section 1350 of Title 18 of the United States Code

Pursuant to Section 1350 of Title 18 of the United States Code as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned, Jerry Katzman, Chief Executive Officer of RetinalGenix Technologies Inc. (the “Company”), hereby certifies that based on the undersigned’s knowledge:

1.	The Company’s quarterly report on Form 10-Q for the period ended September 30, 2022 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 17, 2022	/s/ Jerry Katzman
Jerry Katzman,
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

Statement of Principal Financial Officer

Pursuant to Section 1350 of Title 18 of the United States Code

Pursuant to Section 1350 of Title 18 of the United States Code as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned, Jerry Katzman, Principal Financial and Accounting Officer of RetinalGenix Technologies Inc. (the “Company”), hereby certifies that based on the undersigned’s knowledge:

1.	The Company’s quarterly report on Form 10-Q for the period ended September 30, 2022 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 17, 2022	/s/ Jerry Katzman
Jerry Katzman,
Principal Financial and Accounting Officer